Exhibit 23.1          CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Second Bancorp Incorporated of our report dated February 6, 2004, included in the 2003 Annual Report to Shareholders of Second Bancorp Incorporated.

We also consent to the incorporation by reference in the following Registration Statements of Second Bancorp Incorporated and in the related Prospectuses of our report dated February 6, 2004, with respect to the consolidated financial statements of Second Bancorp Incorporated included in this Annual Report on Form 10-K for the year ended December 31, 2003.

FORM	REGISTRATION STATEMENT NO.	PURPOSE

S-3	333-46143	Dividend Reinvestment and Stock Purchase Plan
S-8	333-32431	1997 Restricted Stock Plan
S-8	333-68104	1998 Non-Qualified Stock Option Plan
S-8	333-106091	2003 Equity Ownership Plan

/s/ Ernst & Young LLP

Cleveland, Ohio
March 1, 2004

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